Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Textmunication Holdings, Inc. of our Auditors' Report, dated May 9, 2014, with respect to the consolidated balance sheets of Textmunication Holdings, Inc. as of December 31,2013 and 2012,and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years  then ended and the reference therein as it applies to our being the Registered Independent Accountants for Textmunication Holdings, Inc. We also consent to the reference to LL Bradford & Company, LLC as named experts as disclosed on the registration statement.

LL Bradford & Company, LLC

/S/ LL Bradford & Company, LLC

Sugar Land, Texas

June 6, 2014